AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                  Pursuant to Sections 228, 242 and 245 of the
                        Delaware General Corporation Law

            Western United Financial Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

            (1) The name of the Corporation is Western United Financial Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 29, 2006.

            (2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

            (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

            (4) The text of the Certificate of Incorporation is restated in its entirety as follows:

            FIRST: The name of the Corporation is Western United Financial Corporation (the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

            THIRD: Subject to Article SIXTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

            FOURTH: (a) AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is seventy-six million (76,000,000) shares of capital stock, consisting of (i) seventy-five million (75,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").


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            (b) PREFERRED STOCK. The Board of Directors of the Corporation (the
"Board of Directors") is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
(iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

            (c) REVERSE STOCK SPLIT. Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the "Effective Time"), and without further action on the part of the Corporation or its stockholders, each 2.0 shares of the Corporation's common stock, par value $0.01 per share (the "Old Common Stock"), then issued and outstanding shall be changed and reclassified into 1.3 fully paid and nonassessable shares of the Corporation's common stock, par value $0.01 per share (the "New Common Stock"). The capital account of the Corporation shall not be increased or decreased by such change and reclassification. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock shall have been changed and reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Each stockholder who would otherwise receive a fractional share of New Common Stock as a result of the change and reclassification shall have such fractional share rounded to a full share.

            FIFTH: The Corporation's existence shall terminate on __________, 2009 (the "Termination Date"). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination pursuant to Article SIXTH (B) below.

            SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination, and may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of stockholders of the


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Corporation. A "Business Combination" shall mean the acquisition by the
Corporation of one or more banks, thrifts and their respective holding companies and other financial services organizations through a merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination having collectively a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation's net assets at the time of the acquisition; provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another ("Target Business"). The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering of securities (the "IPO") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date. For purposes of this Article SIXTH, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria.

            (A) Immediately after the IPO, the amount specified in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement") at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the "Trust Account"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as described in Paragraph (D) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account, and additionally up to an aggregate of one million five-hundred thousand dollars ($1,500,000) of interest income for working capital purposes in the manner specified in the investment management trust agreement governing the Trust Account.

            (B) Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if the holders of 20% or more of the IPO Shares exercise their conversion rights described in Paragraph (C) below.

            (C) In the event that a Business Combination is approved in accordance with the above Paragraph (B) and is consummated by the Corporation, any


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      stockholder of the Corporation holding shares of Common Stock issued in the IPO (the "IPO Shares") who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to (i) the amount held in the Trust Account (net of taxes payable), less the portion of the proceeds attributable to the underwriters' deferred compensation (calculated as of two business days prior to the consummation of the Business Combination), divided by (ii) the total number of IPO Shares.

            (D) A holder of IPO Shares shall be entitled to receive funds from the Trust Account only (i) in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with (a) the dissolution of the Corporation or (b) the termination of the Corporation's existence on the Termination Date, pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) in the event he, she or it demands conversion of such IPO Shares in accordance with Paragraph
      (B) above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

            (E) Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise.

            SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (2) The Board of Directors shall consist of not less than one or more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

            (3) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2008 annual meeting; the term of the initial Class II directors shall terminate


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      on the date of the 2009 annual meeting; and the term of the initial Class
      III directors shall terminate on the date of the 2010 annual meeting. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

            (4) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            (5) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

            (6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the


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      stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            EIGHTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            NINTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

            The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

            The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

            Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

            TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.


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            ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.


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            IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be executed on its behalf this ___ day of _______, 2007.

                                            WESTERN UNITED FINANCIAL CORPORATION


                                            By:_________________________________
                                            Name: V. Charles Jackson
                                            Title: Chief Executive Officer